UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2022

Lyell Immunopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40502	83-1300510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Haskins Way South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 695-0677

(Former Name or Former Address, if Changed Since Last Report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LYEL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 11, 2022, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Lyell Immunopharma, Inc. (the “Company”) approved the matters set forth below.

1. Amended Officer Severance Plan

The amended Officer Severance Plan (the “Amended Plan”), which amends and restates in its entirety the Company’s Officer Severance Plan that became effective on July 29, 2019 (the “Previous Plan”).

The Amended Plan, which is administered by the Compensation Committee, provides severance and/or accelerated vesting benefits to certain eligible employees of the Company who hold the title of vice president or above (other than the Company’s Chief Executive Officer) (the “Eligible Employees”) whose employment with the Company terminates under certain prescribed circumstances, as described in more detail below.

Under the terms of the Amended Plan, if the Company terminates an Eligible Employee’s employment without Cause (as defined in the Amended Plan) (excluding by reason of death or disability) or the Eligible Employee resigns for Good Reason (as defined in the Amended Plan) (each, a “Qualifying Termination”) and the Eligible Employee timely executes a general release of claims in favor of the Company, the Eligible Employee will receive the following severance benefits: (1) if such Qualifying Termination occurs outside the Change in Control Protection Period (as defined below): (a) cash payments equal to the sum of (i) an amount ranging from six to twelve months of the Eligible Employee’s annual base salary, depending on the Eligible Employee’s position and (ii) for Tier I Employees (as defined in the Amended Plan), a pro-rated annual target bonus for the year in which the Qualifying Termination occurs and (b) payment of the employer portion of premiums for coverage under COBRA for the Eligible Employee and the Eligible Employees dependents (if any) for up to six to twelve months following the Qualified Termination, depending on the Eligible Employee’s position; or (2) if such Qualifying Termination occurs during the Change in Control Protection Period (a) cash payments equal to the sum of (i) an amount ranging from nine to twelve months of the Eligible Employee’s annual base salary depending on the Eligible Employee’s position, (ii) for Tier I Employees, 100% of the annual target bonus for the Eligible Employee for the year in which the Qualifying Termination occurs, and (iii) any guaranteed or accrued bonus the Eligible Employee is eligible to receive as of the date of such Qualifying Termination, (b) payment of the employer portion of premiums for coverage under COBRA for the Eligible Employee and the Eligible Employee’s dependents (if any) for up to nine to twelve months following the Qualifying Termination, depending on the Eligible Employee’s position and (c) accelerated vesting of 100% of the Eligible Employee’s then outstanding and unvested equity awards which would otherwise become vested solely on the passage of time and such Eligible Employee’s continued service to the Company.

As used herein, “Change in Control Protection Period” means the period beginning on the date that is three months prior to the effective date of a Change in Control (as defined in the Amended Plan) and ending on the date that is the one-year anniversary of the effective date of such Change in Control.

The material differences between the Amended Plan and the Previous Plan are (i) the addition of pro-rated bonus severance for Tier I Employees that have a Qualifying Termination outside the Change in Control Protection Period, (ii) the addition of nine months’ base salary severance and payment of the employer portion of premiums for coverage under COBRA for up to nine months for Tier II Employees (as defined in the Amended Plan) that have a Qualifying Termination outside the Change in Control Protection Period, (iii) the addition of six months’ base salary severance and payment of the employer portion of premiums for coverage under COBRA for up to six months for Tier III Employees (as defined in the Amended Plan) that have a Qualifying Termination outside the Change in Control Protection Period, (iv) the addition of target annual bonus severance for Tier I Employees that have a Qualifying Termination during the Change in Control Protection Period, (v) the addition of vesting acceleration benefits for Tier III Employees that have a Qualifying Termination that occurs during the period within 3 months prior to the effective date of a Change in Control and (vi) the increase of the vesting acceleration percentage for Tier III Employees from 75% to 100%.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions and agreements contained in the Amended Plan, and is subject to and qualified in its entirety by reference to the complete text of the Amended Plan a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021.

2. 2022 Annual Base Salaries

The following annual base salaries for the below listed named executive officers, effective as of March 1, 2022:

Name	2022 Base Salary
Elizabeth Homans	$600,000
Stephen Hill	$504,400
Heather Turner	$473,481

3. 2021 Annual Bonus Payments

The following bonus payments for services performed in 2021 to the below listed named executive officers:

Name	2021 Bonus Payment
Elizabeth Homans	$433,836
Rick Klausner	$222,007
Stephen Hill	$346,775
Heather Turner	$295,925

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lyell Immunopharma, Inc.

Date: February 15, 2022	By:	/s/ Heather Turner
Heather Turner Chief General Counsel